Exhibit (d)(3)

Confidentiality Agreement

Evraz Group, S.A.

November 26, 2007

Strictly Private and Confidential

Chairman and CEO

Claymont Steel Holdings, Inc.

Dear Mr. Bradley:

Evraz Group S.A. (“Evraz”) has requested certain information from Claymont Steel Holdings, Inc. (together with its subsidiaries, the “Company”) in connection with Evraz’s consideration of a potential transaction involving the Company (any such transaction, a “Transaction”). In consideration thereof, and as a condition to being furnished such information by the Company, Evraz agrees, as set forth in this letter agreement (this “Agreement”), to treat as confidential any information that the Company or the Company’s directors, officers, employees, agents, advisors or affiliates, or representatives of the Company’s agents, advisors or affiliates (each of the foregoing, other than the Company, a “Company Representative”) furnish to Evraz or Evraz’s directors, officers, employees, agents, advisors or affiliates, or representatives of the Evraz’s agents, advisors or affiliates (each of the foregoing, other than Evraz, an “Evraz Representative”), whether furnished before or after the date of this Agreement, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by Evraz or any Evraz Representative, which are based on, contain or otherwise reflect such information (collectively, the “Evaluation Material”).

The term “Evaluation Material” does not include information that (i) is or becomes available to the public, other than as a result of a disclosure by Evraz or an Evraz Representative in breach of this Agreement; (ii) was available to Evraz or an Evraz Representative prior to the date hereof on a non-confidential basis from a source other than the Company or a Company Representative, or has become available to Evraz or an Evraz Representative, on a non-confidential basis from a source other than the Company or a Company Representative, which source is not to the knowledge of Evraz in violation of any legal, contractual or fiduciary obligation to the Company or any other person with respect thereto and is not otherwise restricted by law, contract or fiduciary duty from disclosing such information; or (iii) Evraz or an Evraz Representative independently developed without reference to Evaluation Material or any derivative thereof.

It is understood that Evraz may disclose Evaluation Material to those of the Evraz Representatives that require such material for the purpose of assisting Evraz in evaluating a Transaction. Evraz agrees that the Evaluation Material will be kept confidential by Evraz and the Evraz Representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by Evraz or any Evraz Representative to any person. Evraz further agrees that it is responsible to the Company for any action or failure to act that would constitute a breach or violation of the preceding sentence or any of the other terms of this Agreement by any Evraz Representative. Evraz further agrees that Evraz and the Evraz Representatives will not use Evaluation Material for any reason or purpose other than to evaluate a potential Transaction.

Without the prior written consent of the other party, neither Evraz and the Evraz Representatives, on the one hand, nor the Company and the Company’s Representatives, on the other hand, will disclose to any person the fact that Evaluation Material has been made available to Evraz or any Evraz Representative, or that Evraz or any Evraz Representative has inspected Evaluation Material. Neither Evraz and the Evraz Representatives, nor the Company and the Company’s Representatives shall disclose to any person (i) the fact that any discussions or negotiations are taking place concerning a Transaction or (ii) any of the proposed terms, proposed conditions or other facts with respect to any Transaction, including the status thereof. Notwithstanding anything in this paragraph to the contrary, a party may make such disclosure if required of that party under applicable law or the applicable rules or regulations of any securities exchange or similar self-regulatory organization, provided that such party shall consult with the other party prior to any such disclosure.

Notwithstanding anything in this Agreement to the contrary, in the event that Evraz or any Evraz Representative is requested or required under applicable law or the applicable rules or regulations of any securities exchange or similar self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, Evraz shall promptly provide the Company with written notice thereof (including the circumstances related to such obligation and the information sought to be disclosed) so as to permit the Company (at its sole discretion) to seek a protective order or other appropriate remedy, and Evraz shall cooperate with the Company in the Company’s efforts in connection therewith. If Evraz becomes compelled by such applicable law, rules or regulation to disclose any Evaluation Material, Evraz may furnish that portion (and only that portion) of the Evaluation Material which it is required to disclose under such laws or rules or regulations, and Evraz or such Evraz Representative, as the case may be, will cooperate with the Company in the Company’s reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

The Evaluation Material shall remain the property of the Company. No rights to use, license or otherwise exploit the Evaluation Material are granted to Evraz or the Evraz Representatives, by implication or otherwise.

Evraz agrees that for a period of 12 months from the date of this Agreement (the “Standstill Period”), neither Evraz nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will, directly or indirectly: (a) (i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, beneficial ownership (as such term is defined under the Exchange Act) of any equity securities of the Company or securities or rights convertible into or exchangeable for any equity securities of the

Company, (ii) acquire, offer or propose to acquire, alone or in concert with others, any material assets of the Company, (iii) propose or make any tender or exchange offer involving the equity securities of the Company (other than, if applicable, the Mandatory Offer), (iv) propose or effect any merger, other business combination, recapitalization restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (v) solicit proxies or consents with respect to any voting securities of the Company, (vi) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act with respect to any equity securities of the Company, (vii) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any equity securities of the Company or any securities or rights convertible into or exchangeable for any equity securities of the Company; (b) (i) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or other transaction or (ii) otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director, or propose any matter to be voted upon by the stockholders of the Company; provided, that the restrictions in this subclause (ii) shall not apply after the consummation of the Mandatory Offer; (c) make any request or proposal to amend, waive or terminate any provision of this paragraph, or (d) take any action that would, under applicable laws or rules or regulation of a governmental agency or stock exchange, require the Company to make a public announcement regarding any of the matters referred to in this paragraph, or announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under this paragraph.

Notwithstanding anything to the contrary herein, it is understood that the restrictions set forth in the foregoing paragraph shall not apply to an acquisition of equity securities of the Company from H.I.G. Capital, LLC or its affiliates (“HIG Capital”); provided that if Evraz or its affiliates acquires any equity securities of the Company held by HIG Capital during the Standstill Period, Evraz shall be required (the “Mandatory Offer”) to (i) promptly extend an offer to the remaining stockholders of the Company to purchase any shares that are tendered at a price per share (the “Offer Price”) not less than the price per share paid to HIG Capital, and (ii) to the extent any shares are tendered, consummate the purchase (with no conditions to consummation other than legal and regulatory requirements) of any shares tendered at the Offer Price. Nothing in this paragraph shall be deemed to constitute approval of the acquisition by Evraz or its affiliates of equity securities of the Company from HIG Capital for purposes of Section 203 of the Delaware General Corporation Law.

Without the prior consent of the Company, (i) neither Evraz nor any Evraz Representative will initiate or cause to be initiated (other than through Jefferies & Company, Inc.) any communication concerning the Evaluation Material or any Transaction with any employee of the Company, other than Jeff Bradley or Allen Egner, and (ii) Evraz will not, and will not permit any of its affiliates to, for the one-year period from the date of this Agreement, solicit or cause to be solicited the employment of, or hire, any employee of, the Company; provided that nothing herein shall restrict or preclude Evraz or any of its affiliates from (A) making generalized searches for employees by use of advertisements in the media (including trade media) or (B) continuing its ordinary course hiring practices that are not targeted specifically at employees of the Company.

In the event that Evraz decides not to proceed with the Transaction, or at any time upon the written request of the Company, Evraz will deliver or cause to be delivered to the Company, or destroy or cause to be destroyed, all documents or other matter furnished by the Company or the Company Representatives to Evraz or the Evraz Representatives constituting Evaluation Material, except for that portion of the Evaluation Material that consists of analyses, compilations, studies or other documents prepared by Evraz or the Evraz Representatives, which will be destroyed, to the extent legally permitted. Notwithstanding the foregoing, Evraz’s internal legal department and outside legal advisors may maintain a copy of the Evaluation Material in their restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes.

Evraz understands and acknowledges that neither the Company nor any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to Evraz or the Evraz Representatives by the Company or the Company Representatives in connection with matters contemplated hereby. Unless and until a definitive written agreement is entered into, none of the Company and the Company Representatives, or Evraz and the Evraz Representatives, by virtue of this Agreement or any other written or oral expression, will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement.

Notwithstanding anything herein to the contrary, Evraz may (i) consult any Evraz Representative regarding the U.S. federal income tax treatment or tax structure of the Transaction, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; provided, however, that clause (ii) of this paragraph shall not apply until the date of the public announcement of the execution of a definitive agreement with respect to the Transaction. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transaction.

As used in this Agreement, the term “person” shall mean any individual, corporation, company, association, partnership, joint venture, trust or other unincorporated organization or entity.

This Agreement may be modified or amended only by a separate writing signed by the Company and Evraz expressly so modifying or amending this Agreement.

This Agreement supersedes all prior oral or written agreements or understandings that may exist between the parties hereto in respect of any Evaluation Material.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

Except as otherwise provided in this Agreement, the obligations hereunder shall terminate two years from the date hereof.

Evraz and the Company agree and consent to personal jurisdiction and venue in any federal court within the Borough of Manhattan, in the City of New York, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by law, Evraz and the Company hereby agree to waive trial by jury in any action proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within that state.

This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute a binding agreement between us with respect to the subject matter hereof.

[Signature Page Follows]

Very truly yours,

EVRAZ GROUP S.A.

By:	/s/ Pavel Tatyanin
Name:	Pavel Tatyanin
Title:	Authorised Signatory

Confirmed and agreed to as of the date first above written:

CLAYMONT STEEL HOLDINGS, INC.

By:	/s/ Jeff Bradley
Name:	Jeff Bradley
Title:	Chairman & CEO